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                                                                   EXHIBIT 10.47


July 8, 2004


Billy Banker


Dear Billy,

RE:      EMPLOYEE SHARE INCENTIVE PLAN AND EMPLOYEE SHARE OPTION PLAN

In accordance with the Employee Share Incentive Plan ("the Preference Share Plan"), you are hereby advised that the Grant Date is July 6, 2004 for benefits you have accrued during the year ended 31 December 2003.

Accordingly you are granted 116 Preference Shares in the Company. You have the option to purchase an equal number of Preference Shares at a price of US$13.45 or CI$11.21 each, which has been calculated in accordance to the terms of the Preference Share Plan. If you intend to exercise this option, then payment must be received in full no later than the close of business on AUGUST 5, 2004.

As a member of the Employee Share Option Plan ("the Option Plan"), you will also be granted, as of July 6, 2004, the option to purchase 580 Ordinary Shares in the Company. These options are exercisable in accordance to the terms of the Option Plan. You furthermore have the opportunity to obtain an equal amount of options to purchase Ordinary Shares of the Company, in accordance to the terms of the Option Plan, if you exercise your right to purchase the above additional Preference Shares before AUGUST 5, 2004.

Your continued dedication and hard work have contributed to another successful year for Consolidated Water, and I look forward to a very bright future.

Yours sincerely,
CONSOLIDATED WATER CO. LTD.


/s/ Frederick W. McTaggart

Frederick W. McTaggart
President and CEO